Scottish Re Closes $155 Million Mortality Catastrophe Bond

Company Release - 05/04/2006 20:35

HAMILTON, Bermuda--(BUSINESS WIRE)--May 4, 2006--Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, announced today that its wholly owned subsidiary Scottish Annuity & Life Insurance Company (Cayman) Ltd. has entered into a transaction with the special purpose vehicle, Tartan Capital Limited to receive up to $155 million of payments in the event of severe population mortality.

Tartan Capital issued $155 million of principal at risk notes to investors to fund any future obligations it may have. The notes were issued in two classes, and each class will provide three years of collateralized mortality protection. The $75 million Class A Notes have been rated Aaa by Moody's and AAA by Standard & Poor's, based on the issuance of a financial guaranty policy by Financial Guaranty Insurance Company ("FGIC"). FGIC has guaranteed the timely payment of interest under the Class A Notes and the ultimate repayment of principal of such Class A Notes. The $80 million Class B Notes are not guaranteed by the FGIC policy and have been rated Baa3 by Moody's and BBB by Standard and Poor's.

"Once again, we at Scottish Re have demonstrated our ability to efficiently utilize the capital markets to fund life insurance risks, this time by transferring extreme mortality risk to investors as an alternative to traditional sources of retrocession" said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited.

Tartan Capital's risk coverage is based on a combined mortality index, which is defined over a consecutive 2 year period and based on age and gender weighted death rates for the United States constructed from publicly available data sources. The principal of the notes are at risk if, during a measurement period, the combined mortality index exceeds predefined percentages of the expected mortality level (115% for Class A Notes, 110% for Class B Notes). Tartan Capital is designed with a shelf structure to enable potential future issuances up to a total of $300 million.

Goldman Sachs was the lead book-runner for the transaction and Scottish Re Capital Markets and Credit Suisse acted as co-managers. The notes sold are not registered under the Securities Act of 1933, as amended, and may not be resold in the United States without registration or an applicable exemption from the registration requirements.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best Company. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


    CONTACT: Scottish Re Group Limited
             Michael Baumstein, 441-298-4394
             michael.baumstein@scottishre.comwww.scottishre.com

    SOURCE: Scottish Re Group Limited